Exhibit 10.4

ASSET PURCHASE AGREEMENT

AMONG

NEENAH PAPER COMPANY OF CANADA

As Seller

and

NORTHERN PULP NOVA SCOTIA CORPORATION

As Purchaser

MADE AS OF

June 24, 2008

PICTOU PULP MILL AND WOODLANDS OPERATIONS

TABLE OF CONTENTS

Article 1 – INTERPRETATION		1

1.1	Definitions	1
1.2	Headings	10
1.3	Extended Meanings	10
1.4	Statutory References	10
1.5	Accounting Principles	10
1.6	Currency, Prices and Values	10
1.7	Schedules	10

Article 2 – SALE AND PURCHASE		12

2.1	Assets to be Sold and Purchased	12
2.2	Retained Assets	14
2.3	Liabilities of Seller Assumed by Purchaser	15
2.4	Retained Liabilities	16
2.5	Non-Assignable Contracts or Licenses/Shared Contracts	17
2.6	Purchase Price	19
2.7	Purchase Price Adjustment	19
2.8	Allocation of Purchase Price; Taxes	23
2.9	Section 167 Elections	23
2.10	Section 85 Elections	23
2.11	Instruments of Conveyance and Assumption	24

Article 3 – REPRESENTATIONS AND WARRANTIES		24

3.1	Seller’s Representations and Warranties	24
3.2	Survival of Seller’s Representations, Warranties and Covenants	40
3.3	Purchaser’s Representations and Warranties	41
3.4	Survival of Purchaser’s Representations, Warranties and Covenants	43

Article 4 – COVENANTS		43

4.1	Governmental Filings	43
4.2	Expenses	43
4.3	Indemnification for Brokerage Commissions	43
4.4	Access to Records	44
4.5	Affiliation with Seller	44
4.6	Further Assurances	44
4.7	Mail and Money Received After Closing	45
4.8	Delivery of Books and Records	45
4.9	Use of Seller’s Trade Name	45

Article 5 – EMPLOYMENT AND BENEFIT PLAN ARRANGEMENTS		45

5.1	Employees	45

5.2	Pension and Retirement Plans and Benefit Plans	46

Article 6 – CLOSING ARRANGEMENTS		46

6.1	Closing	46

Article 7 – GENERAL		47

7.1	Time of the Essence	47
7.2	Public Announcements	47
7.3	Benefit of the Agreement	47
7.4	Third Party Beneficiaries	47
7.5	Entire Agreement	47
7.6	Amendments and Waivers	47
7.7	Assignment	48
7.8	Notices	48
7.9	Remedies Cumulative	49
7.10	Governing Law	49
7.11	Attornment	49
7.12	Counterparts	49

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made as of June       , 2008, between NEENAH PAPER COMPANY OF CANADA, an unlimited company incorporated under the laws of Nova Scotia (“Seller”) and NORTHERN PULP NOVA SCOTIA CORPORATION, an unlimited company incorporated under the laws of Nova Scotia (“Purchaser”).

PRELIMINARY STATEMENT

Seller desires to sell, on a going concern basis, substantially all of the assets and properties owned by Seller, other than the Retained Assets (as defined herein), which are used exclusively by or in connection with (i) the business conducted by Seller at and only with respect to its Pictou County, Nova Scotia pulp mill (the “Pictou Pulp Mill” or the “Pulp Business”) and (ii) the business conducted by Seller in respect of its timberland properties in Nova Scotia (specifically excluding the Woodlands (as defined herein)), including the Debert Nursery (as defined herein) (the “Woodlands Business”, and collectively with the Pulp Business, the “Purchased Businesses”), and Purchaser desires to purchase the Purchased Businesses and assume substantially all of the related liabilities, other than the Retained Liabilities (as defined herein), for the consideration set forth below, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1 – INTERPRETATION

1.1                               Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person, and for these purposes “control” is the power whether by contract or ownership of equity interests or otherwise to select a majority of the board of directors or other supervisory management authority of an Entity, whether directly or indirectly through a chain of Entities that are “controlled” within the foregoing meaning; provided, however, that for purposes of this Agreement, Seller and Purchaser shall be deemed not to be Affiliates of each other;

“Agreement” means this asset purchase agreement including the Preliminary Statement and Schedules to this agreement, as amended, supplemented or restated from time to time;

“Ancillary Agreements” means any written agreement to which Seller is or becomes a party in connection with the execution and delivery by Seller of, and as contemplated in any of, this Agreement, the Finance Purchase Agreement or the Share Purchase Agreement;

“Applicable Law” means any applicable domestic or foreign, federal, provincial or local law, including any statute or subordinate legislation or treaty and any applicable rule, regulation, ordinance, requirement, order, Permit, judgment, injunction, award or decree or other binding requirement of a Governmental Authority having the force of law;

“Assets” has the meaning set out in Section 2.1;

“Assumed Contracts” has the meaning set forth in Section 2.1(f);

“Assumed Liabilities” has the meaning set forth in Section 2.3;

“Benefit Plans” means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, to which Seller is a party or bound or in which the Employees participate or under which Seller has, or will have, any liability or contingent liability or pursuant to which payments are made or benefits are provided, or an entitlement to payments or benefits may arise with respect to any of the Employees, Former Employees, Retired Employees, directors or officers, individuals working on contract with Seller or other individuals providing services to Seller of a kind normally provided by employees (or any spouses, dependants, survivors or beneficiaries of any such Persons), in each case relating to the Purchased Businesses, including the Pension and Retirement Plans but excluding Statutory Plans, Multi-Employer Plans and stock-based compensation plans;

“Boat Harbour Documents” has the meaning set out in Section 2.3(b);

“Business Day” means a day other than a Saturday, Sunday or statutory holiday in New York, New York, Atlanta, Georgia or Halifax, Nova Scotia;

“Capital Projects” means the planned capital expenditures program associated with the annual maintenance down for the Pictou Mill scheduled to occur in April and May 2008, as set forth on Schedule 1.1(f);

“Canso” means Canso Chemicals Limited, a corporation incorporated under the laws of the Province of Nova Scotia;

“Closing” means the closing of the transactions contemplated hereby;

“Closing Date” means the date hereof;

“Collective Agreement” has the meaning set out in Section 3.1(l)(i);

“Contract” means any agreement, indenture, contract, lease, deed of trust, licence, option, instrument or other commitment, whether written or oral;

“Debert Nursery” means the Debert Nursery office, storage buildings, greenhouses and seed orchards located at 381 Plains Road, Debert, Colchester County, Nova Scotia;

“Deeds and Assignments” has the meaning set out in Section 2.11(a)(iv);

“Distribution Agreement” means the Distribution Agreement dated as of November 30, 2004 between Kimberly-Clark Corporation and NPI;

“Down” means the annual maintenance down at the Pictou Mill scheduled to occur in April and May 2008 as described in Schedule 1.1(g);

“Effluent Treatment System” means all or any portion of any system that transports, mixes, stabilizes, treats (actively or passively), conveys or discharges the effluent from the Pictou Pulp Mill, including (i) the under river pipeline, settling ponds, aerated stabilization basin and Boat Harbour and (ii) all man-made and natural drainage systems and appurtenances that connect or are otherwise related to such systems;

“Employees” means all individuals who immediately prior to the Time of Closing are employed by, or engaged on contract to provide employment services, or sales or other agents or representatives of Seller in connection with the Pulp Business or the Woodlands Business, whether on a regular full-time, part-time, casual or temporary basis (including surge hires) in those operations being sold to Purchaser, including any Inactive Employees, but excluding any employees of Seller in respect of the Terrace Bay, Ontario pulp mill or any other business or operation of Seller who, immediately prior to the Time of Closing, are not employed by Seller in connection with either of the Purchased Businesses;

“Entity” means a Person other than an individual;

“Environmental Law” means any Applicable Law or rule of common law in existence on the date of this Agreement or the Closing Date relating to the environment, the protection of the natural environment, human health or both, including those pertaining to (i) reporting, licensing, permitting, investigating, remediating and cleaning up any Release of Hazardous Substances or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport and handling of Hazardous Substances (provided that only for the purposes of the definition of “Environmental Liabilities” below, “Environmental Law” shall include changes to such Environmental Laws after the Closing Date);

“Environmental Liabilities” means all liabilities, obligations, claims, damages, responsibilities, costs and expenses (including legal costs, engineering, consulting and laboratory fees and expenses, capital expenditures, fines, penalties, financial responsibility for cleanup costs, corrective action, removal, remedial actions and response actions, and any other compliance, corrective, investigative or remedial measures required by any Environmental Law or as a result of any third party claims, judgments or settlements) existing on, or incurred or arising from and after, the Closing Date as a result of or in connection with:

(a)                                  the violation of any Environmental Law resulting from or in connection with the operation, use or ownership of the Assets (A) on or before the Closing Date, by Seller or, to the extent of Seller’s obligations on a several basis under the Distribution Agreement in respect of the Assets, by the predecessor owner thereof, or (B) after the Closing Date, by Purchaser; or

(b)                                 any order, written claim or demand, action, citation, fine or other proceeding by any Governmental Authority or by any non-governmental third party, actual,

pending or threatened, pursuant to any Environmental Law with respect to or in connection with:

(i)    the operation, use or ownership of the Assets (A) on or before the Closing Date by Seller or, to the extent of Seller’s obligations on a several basis under the Distribution Agreement in respect of the Assets, by the predecessor owner thereof, or (B) after the Closing Date, by Purchaser;

(ii)   the ownership or operation of the Real Property or the facilities or activities thereon or thereabout (A) on or before the Closing Date by Seller or, to the extent of Seller’s obligations on a several basis under the Distribution Agreement in respect of the Real Property, by the predecessor owner thereof, or (B) after the Closing Date, by Purchaser; or

(iii)  the installation, use, operation or closure of, or in any way related to, any Effluent Treatment System, or any part thereof, including any receiving water of the Effluent Treatment System (A) on or before the Closing Date by Seller or, to the extent of Seller’s obligations on a several basis under the Distribution Agreement in respect of the Effluent Treatment System, by the predecessor owner thereof, or (B) after the Closing Date, by Purchaser;

“ETA” has the meaning set out in Section 2.9;

“Excluded Forest Licenses” has the meaning set out in Section 3.1(s)(ii);

“Finance Purchase Agreement” means the asset purchase agreement dated as of the date hereof between Seller and Azure Mountain Capital Financial Corporation;

“Financial Statements” means the Year End Financial Statements and the Interim Financial Statements;

“Forest Licenses” has the meaning set out in Section 3.1(s)(i);

“Former Employees” has the same extended and comprehensive meaning as “Employees” except that it refers to those individuals previously employed or engaged on contract by Seller but not employed or engaged on contract by Seller at the Time of Closing, excluding any former employees of the Terrace Bay, Ontario pulp mill or any other business or operation of Seller;

“GAAP” has the meaning set out in Section 1.5;

“Governmental Authority” means any domestic or foreign, federal, provincial, municipal, local or other governmental, quasi-governmental, legislative, executive, judicial or administrative body or person having jurisdiction in the relevant circumstances, including any governmental ministry, agency, branch, department, commission, board, tribunal, bureau or arbitrator;

“Hazardous Substance” means any substance or material that is prohibited, controlled or regulated by any Governmental Authority pursuant to Environmental Laws including pollutants,

contaminants, dangerous goods or substances, controlled products, toxic or hazardous substances or materials or hazardous wastes, all as defined in or pursuant to any Environmental Law;

“Inactive Employee” means an Employee who, immediately prior to the Time of Closing, is: (i) receiving WCB disability benefits, (ii) on leave or off work due to disability, whether paid or unpaid, including any such Employee who is receiving weekly indemnity, short-term or long-term disability wage replacement payments, or (iii) on strike, lock-out, lay-off or leave of absence, including pregnancy and parental leave;

“Instruments of Assumption” has the meaning set out in Section 2.11(b)(ii);

“Intellectual Property” means trade or brand names, business names, trade-marks (including logos), trade-mark registrations and applications, service marks, service mark registrations and applications, copyrights, copyright registrations and applications, issued patents and pending applications and other patent rights, industrial design registrations, pending applications and other industrial design rights, trade secrets, proprietary information and know-how, equipment and parts lists and descriptions, instruction manuals, inventions, inventors’ notes, research data, blue prints, drawings and designs, formulae, processes, technology and other intellectual property, together with all rights under licences, registered user agreements, technology transfer agreements and other agreements or instruments relating to any of the foregoing, in each case relating to either of the Purchased Businesses and not comprising a Retained Asset as of the Closing Date or the date hereof and expressly excludes “Neenah Paper Company of Canada”, “NPCC”, “Neenah Paper”, “NP”, “NPI” and any variations thereof;

“Interim Financial Statements” means the financial statements of the Purchased Businesses as of and for the periods ended January 31, 2008, February 29, 2008 and March 31, 2008 presented in accordance with GAAP with the exception of the exclusion of the statement of cash flows, the statement of equity and the notes thereto and the exclusion from the income statement of pulp and currency hedging, miscellaneous transaction charges and corporate overhead allocations, a copy of which is annexed hereto as Schedule 1.1(a);

“Inventory” has the meaning set out in Section 2.1(d)(i);

“Issued Shares” has the meaning set out in Section 2.6(b);

“ITA” has the meaning set out in Section 2.10;

“K-C Global” means Kimberly-Clark Global Sales, Inc. and its successors and assigns;

“knowledge”, with respect to Seller, means the actual knowledge, after due enquiry, of any of the Persons listed on Schedule 1.1(b);

“Landlord Real Property Leases” has the meaning set out in Section 3.1(i)(ii);

“Leased Real Property” means the land, buildings and other improvements covered by the Tenant Real Property Leases;

“lien or other encumbrance” or “Encumbrance” means any lien, pledge, hypothec, mortgage, security interest of any nature, adverse claim, reservation, easement, title retention agreement, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever, or any Contract to create any of the foregoing;

“Losses” means all fines, losses, liabilities, damages, deficiencies, costs or expenses (including interest, legal fees and disbursements of legal counsel) arising directly or indirectly as a consequence of such matter;

“Material Adverse Change” and “Material Adverse Effect” mean any event, change or effect that, when taken individually or together with all other adverse effects, will or is reasonably likely to have a materially adverse effect on the business, affairs, capitalization, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of the Pulp Business or the Woodlands Business, in each case taken as a whole; provided, however, that effects or changes relating to:

(a)                                  changes in general political and economic conditions and changes affecting generally the industries and markets in which the Pulp Business or the Woodlands Business is conducted that, in any of the foregoing cases, do not affect the Pulp Business or the Woodlands Business, in each case taken as a whole, in a disproportionate manner relative to other participants in the same industry as the Pulp Business or the Woodlands Business;

(b)                                 the effect of any changes in applicable laws, regulations or accounting rules; and

(c)                                  the fact of the pendency of the transactions contemplated by this Agreement and the identity of Purchaser;

are not Material Adverse Changes or Material Adverse Effects and are not to be taken into account in determining whether a Material Adverse Change or a Material Adverse Effect has occurred;

“Mill Accounts Receivables” means the trade receivables of the Pulp Business as reflected in Seller’s general ledger accounts numbers 000-0321 and 000-0321-100;

“Mill Inventories” means the hardwood pulp inventory and the softwood pulp inventory of the Pulp Business as reflected in Seller’s general ledger accounts numbers 000-0631 and 000-0633, respectively;

“MOU” has the meaning set out in Section 2.3(b);

“Multi-Employer Plans” means plans, arrangements, agreements, programs, policies, practices or undertakings whether funded or unfunded, insured or uninsured, registered or unregistered, to which Seller is a party or bound or in which the Employees participate or under which Seller has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of its Employees, Former Employees or Retired Employees (or any spouses, dependants, survivors or beneficiaries of any such Persons) and to which Seller is required to contribute and which are not maintained or administered by Seller or any of its Affiliates;

“Non-Assigned Contract” has the meaning set out in Section 2.5(b);

“Nova Scotia Forest Acts” means the Crown Lands Act (Nova Scotia), the Forests Act (Nova Scotia) and the Scott Maritimes Limited Agreement (1965) Act (Nova Scotia) in effect on the date hereof and all amendments and supplements thereto and all regulations and rules made pursuant thereto and all policy statements, guidelines, orders and decisions relating thereto;

“NPI” means Neenah Paper, Inc., a corporation incorporated under the laws of Delaware;

“OPEBs” means every benefit plan, program, agreement or arrangement maintained or contributed to or provided by Seller for the benefit of any Retired Employee or their respective dependents or beneficiaries other than Pension Plans or the SERP;

“Owned Real Property” has the meaning set out in Section 3.1(h)(i);

“Pension and Retirement Plans” means, collectively, the Pension Plans, the OPEBs and the SERP;

“Pension Plans” means the Neenah Paper Canada Nova Scotia Hourly Pension Plan and the Neenah Paper Canada Nova Scotia Salaried Pension Plan;

“Permits” means all permits, consents, waivers, licences, certificates, approvals, authorizations, registrations, franchises, rights, privileges and exemptions or any item with a similar effect as the foregoing issued or granted by any Governmental Authority, other than the Forest Licenses;

“Permitted Encumbrances” means:

(a)                                  the reservations in any original grants from the Crown of any Real Property or interest therein which do not materially detract from the value of the Real Property concerned or materially impair its use in the operation of the Purchased Businesses;

(b)                                 undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority which have not at the time been filed or registered against the title to an Asset or served upon Seller pursuant to law or which relate to obligations not due or delinquent;

(c)                                  liens for taxes, assessments and governmental charges that are due but are being contested in good faith and diligently by appropriate proceedings and for the payment of which adequate provision has been made in the Interim Financial Statements;

(d)                                 servitudes, easements, restrictions, rights-of-way and other similar rights in the Real Property or any interest therein, provided the same are not of such nature as to materially adversely affect the use or value of the property subject thereto;

(e)                                  security given in the ordinary course of the Purchased Businesses to any public utility, municipality or Governmental Authority or to any statutory or public authority in connection with the operations of the Purchased Businesses, other than security for borrowed money;

(f)                                    carriers’, mechanics’, warehousemen’s, suppliers’, repairers’, storers’ or similar possessory liens or encumbrances arising in the ordinary course of business of the Purchased Businesses in respect of Assumed Liabilities; and

(g)                                 the Encumbrances described in Schedule 1.1(c);

“Person” means any individual, corporation, company, unlimited company, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other legal or business entity however designated or constituted;

“Pictou Pulp Mill” has the meaning set out in the Preliminary Statement;

“PLFN” means the Pictou Landing First Nation;

“Project Wahoo Data Site” means the online data site for Project Wahoo hosted by Merrill Corporation’s DataSite that contains due diligence materials made available by Seller relating to the Pulp Business;

“Pulp Business” has the meaning set out in the Preliminary Statement;

“Purchase Price” has the meaning set out in Section 2.6;

“Purchased Businesses” has the meaning set out in the Preliminary Statement;

“Purchaser” has the meaning set out on Page 1;

“Purchaser Required Consents” means the consents and approvals listed in Schedule 1.1(d);

“Real Property” means collectively the Owned Real Property and the Leased Real Property;

“Real Property Leases” means the Tenant Real Property Leases and the Landlord Real Property Leases;

“Release” means any release or discharge of any Hazardous Substance into the environment including any discharge, spray injection, inoculation, abandonment, deposit, spillage, leakage, seepage, pouring, emission, emptying, throwing, dumping, placing, exhausting, escape, leach, migration, dispersal, dispensing or disposal;

“Retained Assets” has the meaning set out in Section 2.2;

“Retained Liabilities” has the meaning set out in Section 2.4;

“Retained Litigation” has the meaning set out in Section 2.2(i);

“Retired Employee” means any Employee who retires at (or who was retired before) the Time of Closing or who has by that time confirmed to Seller, orally or in writing, that he or she intends to retire;

“Seller” has the meaning set out on Page 1;

“SERP” means the Supplemental Retirement Benefit Plan for Neenah Paper Company of Canada, as applicable to the Employees or Retired Employees;

“Share Purchase Agreement” means the amended and restated share purchase agreement dated the date hereof between, among others, Seller, Northern Pulp NS LP and Azure Mountain Capital Financial LP;

“Shared Contract” has the meaning set out in Section 2.5(c);

“Statutory Plans” means statutory benefit plans that Seller is required to participate in or comply with, including the Canada and Québec Pension Plans and plans administered pursuant to applicable health tax, workers’ compensation insurance and employment insurance legislation;

“Taxes” means any federal, provincial, local or foreign, income, capital, branch, goods and services, value added, harmonized sales, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority; provided, however, that in no event shall Taxes be deemed to include any transfer tax or capital gains tax payable in connection with the purchase and sale of the Assets;

“Tenant Real Property Leases” has the meaning set out in Section 3.1(i)(i);

“Time of Closing” means 10:00 a.m. in Nova Scotia on the Closing Date, with an effective Time of Closing for accounting purposes of 12:01 a.m. in Nova Scotia on the Closing Date;

“WCB” means the Workers Compensation Board (Nova Scotia);

“Woodlands” has the meaning set out in Section 2.2(g);

“Woodlands Business” has the meaning set out in the Preliminary Statement;

“Working Capital” means the current working capital assets of Seller relating to the Purchased Businesses other than the Mill Accounts Receivables, the Mill Inventories and cash and cash equivalents; and

“Year End Financial Statements” means the financial statements of the Purchased Businesses as of and for the years ended December 31, 2005, 2006 and 2007 presented in accordance with

GAAP with the exception of the exclusion of the statement of cash flows, the statement of equity and notes thereto and the exclusion from the income statement of pulp and currency hedging, miscellaneous transaction charges and corporate overhead allocations, a copy of which is annexed hereto as Schedule 1.1(e).

1.2                               Headings

The division of this Agreement into articles and sections and the insertion of a table of contents and headings are for convenience of reference only and are not to affect the construction or interpretation of this Agreement.  The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof.  Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.3                               Extended Meanings

In this Agreement words importing the singular number only include the plural and vice versa and words importing any gender include all genders.  Unless something in the subject matter or context is inconsistent therewith, the term “including” means “including without limiting the generality of the foregoing”.

1.4                               Statutory References

Unless something in the subject matter or context is inconsistent therewith and except with respect to Environmental Laws, each reference to any statute refers to that statute and to the regulations made under that statute, as now enacted or as the same may from time to time be amended, re-enacted or replaced.

1.5                               Accounting Principles

Wherever in this Agreement reference is made to a calculation to be made or an action to be taken in accordance with generally accepted accounting principles, such reference will be deemed to be to the generally accepted accounting principles in the United States from time to time (“GAAP”), applicable as at the date on which such calculation or action is made or taken or required to be made or taken.

1.6                               Currency, Prices and Values

All references to currency, prices and values (monetary, accounting, financial or otherwise) herein are to lawful currency of Canada unless otherwise specified.

1.7                               Schedules

(a)                                  The following Schedules are attached to and form part of this Agreement*:

Schedule		Contents

Schedule 1.1(a)	-	Interim Financial Statements
Schedule 1.1(b)	-	Knowledge of Certain Persons

Schedule		Contents

Schedule 1.1(c)	-	List of Permitted Encumbrances
Schedule 1.1(d)	-	List of Purchaser Required Consents
Schedule 1.1(e)	-	Year End Financial Statements
Schedule 1.1(f)	-	List of Capital Projects
Schedule 1.1(g)	-	Description of Annual Maintenance Down
Schedule 2.1(d)(ii)	-	Part A: List of Machinery, Equipment and Furniture;
Part B: List of Owned and Leased Vehicles
Schedule 2.1(f)	-	List of Assumed Contracts
Schedule 2.1(k)	-	List of Permits and Certificates of Approval
Schedule 2.1(m)	-	List of Trademarks, Patents, Industrial Designs,
Licenses and Agreements
Schedule 2.2(d)	-	List of Retained Contracts
Schedule 2.2(g)	-	Woodlands Parcel Identification Numbers
Schedule 2.2(i)	-	Retained Litigation
Schedule 2.3(b)	-	List of Boat Harbour Documents
Schedule 2.4(b)	-	List of Retained Liabilities in respect of Employees,
Former Employees and Retired Employees
Schedule 2.5(b)	-	List of Non-Assigned Contracts
Schedule 2.8	-	Allocation of Purchase Price
Schedule 2.10	-	Section 85(1) Tax Election Amounts
Schedule 3.1(c)	-	Ordinary Course; No Material Adverse Change
Schedule 3.1(d)	-	Compliance with Laws; Permits
Schedule 3.1(d)(iii)	-	List of Material Permits
Schedule 3.1(f)	-	Actions and Proceedings
Schedule 3.1(g)	-	List of Consents, Approvals, Actions, Filings and Notices
Schedule 3.1(h)(i)	-	Legal Description of Owned Real Property
Schedule 3.1(i)(i)	-	List of Tenant Real Property Leases
Schedule 3.1(i)(ii)	-	List of Landlord Real Property Leases
Schedule 3.1(i)(iii)	-	Compliance with Real Property Leases
Schedule 3.1(l)	-	List of Collective Agreements
Schedule 3.1(l)(v)	-	List of Employment Contracts ($100,000 or more)
Schedule 3.1(l)(vii)	-	Changes in Workers Compensation Rating Assessment
Schedule 3.1(m)(i)	-	List of Benefit Plans
Schedule 3.1(m)(ii)	-	List of Actions and Claims under Benefit Plans
Schedule 3.1(m)(v)	-	Pension Plan Wind-up Amounts (Distribution of Assets Pending)
Schedule 3.1(m)(ix)	-	List of OPEBs under Benefit Plans
Schedule 3.1(m)(xiii)	-	List of Amendments and Proposed Amendments to Benefit Plans
Schedule 3.1(o)	-	Location of Assets
Schedule 3.1(p)	-	Operations - Exceptions
Schedule 3.1(q)	-	Contracts - Exceptions
Schedule 3.1(s)(i)	-	List of Forest Licenses
Schedule 3.1(s)(ii)	-	List of Excluded Forest Licenses

Schedule		Contents

Schedule 3.1(u)	-	Insurance Policies
Schedule 3.1(v)	-	Other Boat Harbour and Effluent Treatment System Documents
Schedule 3.1(aa)(i)	-	Changes in Customer Relationships
Schedule 3.1(bb)(i)	-	Compliance with Environmental Laws
Schedule 3.1(bb)(ii)	-	List of Environmental Permits
Schedule 3.1(bb)(iv)	-	Hazardous Substances
Schedule 3.1(bb)(v)	-	Written Notices of Non-Compliance with Environmental Laws

* The schedules listed above have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish to the Securities and Exchange Commission a copy of any omitted exhibits or schedules upon supplemental request.

(b)           Any matter disclosed on any of the Schedules hereto shall be deemed to be disclosed on each other Schedule hereto relating to such matters.

ARTICLE 2 – SALE AND PURCHASE

2.1          Assets to be Sold and Purchased

Seller hereby sells, assigns, transfers, conveys and delivers to Purchaser, as of the Time of Closing, all of the properties, assets and other claims, rights and interests of Seller and its Affiliates relating to the Purchased Businesses, other than the Retained Assets, including:

(a)           all of the property and assets owned or used by Seller in connection with or otherwise relating to the Purchased Businesses on the Closing Date, whether real or personal, tangible or intangible, of every kind and description wheresoever situate, as a going concern (subject to transactions and adjustments in the ordinary course of business, consistent with past practice, from the date of this Agreement to the Closing Date);

(b)           all of the Owned Real Property;

(c)           the shares of Canso owned by Seller;

(d)           all of Seller’s tangible personal property relating primarily to the Purchased Businesses on the Closing Date, including:

(i)    inventories of the Purchased Businesses consisting of raw materials, work-in-process, chemicals, maintenance and finishing supplies, packaging materials, stores, spare parts and similar items of inventory and, in respect of the Woodlands Business (but not the Pulp Business), the other current working capital assets of Seller relating thereto (including finished goods inventories and all accounts receivable, book debts and other debts due or accruing due to Seller in connection with the Woodlands Business) (collectively, the “Inventory”); and

(ii)   machinery, equipment, furniture, fixtures, furnishings, parts, tooling molds, dies, jigs or patterns and other fixed assets, including the machinery, equipment and furniture described in Part A of Schedule 2.1(d)(ii) and all trucks, cars and other vehicles (whether owned or leased) described in Part B of Schedule 2.1(d)(ii);

(e)           the Working Capital;

(f)            subject to Section 2.5, all of Seller’s rights, title and interest under all agreements, Contracts or commitments to which Seller is entitled in connection with the Purchased Businesses, including all unfilled purchase orders received by, and all forward commitments for supplies or materials made to, Seller in the usual and ordinary course of business for the Purchased Businesses, all consultant Contracts or commitments relating to the Collective Agreement, and the Benefit Plans (but excluding any stock-based compensation plans), in each case whether written or oral (collectively, the “Assumed Contracts”), including those described in Schedule 2.1(f);

(g)           all books and records (other than accounting, tax or similar records required for Seller’s tax audit purposes, copies of which will be provided to Purchaser) of Seller relating primarily to the Purchased Businesses, including all files, documents, sales and other records, customer and supplier lists, price lists, advertising materials, manufacturing data, production records, inventory records, computer files and programs, operating data, environmental studies and plans (including such studies and plans relating to the Pictou Pulp Mill, the Effluent Treatment System and Boat Harbour), maintenance records, personnel records, WCB files and all other employee or employment records, specifically including those relevant to the administration or wind-up of the Pension and Retirement Plans or Benefit Plans, insurance records, forest management planning records and associated computer records, and operational manuals (subject to the right of Seller to make copies of such books and records to the extent they relate to any business of Seller not being acquired by Purchaser hereunder or which Seller requires for purposes of complying with Applicable Law and to have future reasonable access to said books and records to the extent reasonably necessary);

(h)           all rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with the Assets;

(i)            subject to Section 2.5, all of Seller’s right, title and interest under the Real Property Leases;

(j)            subject to Section 2.5, all of Seller’s right, title and interest under the Forest Licenses, other than the Excluded Forest Licenses;

(k)           subject to Section 2.5, all Permits and certificates of approval relating to the Purchased Businesses listed in Schedule 2.1(k);

(l)            the goodwill of the Purchased Businesses, including the right of Purchaser to represent itself as carrying on the Purchased Businesses in continuation of and in succession to Seller, but excluding any right to use the name “Neenah Paper”, “Neenah Paper Company of Canada”, “NP” and “NPCC” and any variants thereof except as contemplated in Section 4.9 or as otherwise agreed to by the parties in writing; and

(m)          the trademarks, patents and patent licence agreements described in Schedule 2.1(m) and any trade secrets, know-how or other Intellectual Property used primarily in the Purchased Businesses, but excluding any right to use the name “Neenah Paper”, “Neenah Paper Company of Canada”, “NP” and “NPCC” and any variants thereof except as contemplated in Section 4.9 or as otherwise agreed to by the parties in writing.

All of the foregoing assets and properties being sold, assigned, transferred, conveyed and delivered to Purchaser hereunder (other than the Retained Assets) are hereinafter referred to as the “Assets”.

2.2          Retained Assets

Anything in Section 2.1 to the contrary notwithstanding, there shall be excluded from the Assets being sold, assigned, transferred and conveyed to Purchaser hereunder and not included within the meaning of the term “Assets” (such excluded assets being referred to as the “Retained Assets”):

(a)           all rights of Seller under this Agreement, the Finance Purchase Agreement, the Share Purchase Agreement and the Ancillary Agreements;

(b)           all rights of Seller to refunds, rebates or credits of any Taxes relating to the Purchased Businesses for all periods (or partial periods) ending on or prior to the Closing Date, all refunds or returns of any overpayment or erroneous payment of Taxes by Seller prior to the Closing Date and all prepayments of Taxes by Seller for any period, whether ending prior to, on or after the Closing Date;

(c)           any insurance policies in respect of the Assets and prepayments in respect thereof, and all rights to refunds, rebates or credits under such policies;

(d)           the Contracts listed in Schedule 2.2(d) and all rights of Seller thereunder;

(e)           all minute books and stock ledgers of Seller;

(f)            all indebtedness to Seller of any Affiliate of Seller;

(g)           Seller’s right, title and interest in the timberlands owned by Seller in Nova Scotia, including those that have the parcel identification numbers and descriptions set out on Schedule 2.2(g) (the “Woodlands”);

(h)           the Mill Accounts Receivables, the Mill Inventories and cash and cash equivalents of the Purchased Businesses;

(i)            proceeds of any litigation in respect of the Pictou Pulp Mill or the functioning, use or condition of the Assets prior to the Closing Date described in Schedule 2.2(i) (the “Retained Litigation”); and

(j)            except for the shares of Canso, the shares in the capital of or other equity or proprietary interests in any Person.

2.3          Liabilities of Seller Assumed by Purchaser

Purchaser hereby assumes, as of the Time of Closing, and agrees to hereafter perform or satisfy all liabilities and other obligations of Seller arising in respect of the operations of the Purchased Businesses or from the functioning, use and condition of the Assets before, on or after the Closing Date, other than those which constitute Retained Liabilities under this Agreement, including:

(a)           all liabilities and obligations of Seller under the Assumed Contracts, the Real Property Leases, the Permitted Encumbrances, the transferable Permits and the Forest Licenses, other than the Excluded Forest Licenses;

(b)           all Environmental Liabilities of Seller, including those arising under the Memorandum of Understanding dated September 27, 2001, between the PLFN and Kimberly-Clark Inc., as amended and assigned to Seller (the “MOU”), the Lease Agreement, the License Agreement, the Indemnity Agreement and the Water Supply Agreement in connection with the Memorandum of Understanding dated December 1, 1995 between Her Majesty The Queen in Right of the Province of Nova Scotia and Scott Maritimes Limited (predecessor-in-interest of Seller), and the other material letters and agreements relating to any of the foregoing documents listed in Schedule 2.3(b) (collectively, the “Boat Harbour Documents”);

(c)           any liability or obligation with respect to Taxes applicable to the Assets for any period (or partial period) beginning at or after the Closing Date;

(d)           the employment and Benefit Plan obligations and liabilities for the Employees of Seller and the Pension and Retirement Plans related obligations and liabilities of the Retired Employees and the Former Employees of Seller as set out in Sections 5.1 and 5.2(b); and

(e)           any and all obligations and liabilities of Seller, NPI and their Affiliates arising from and after the Time of Closing under that certain Amended and Restated Pulp

Supply Agreement dated as of November 30, 2004 by and between NPI and K-C Global.

All of the foregoing liabilities and obligations of Seller being assumed by Purchaser hereunder are hereinafter referred to as the “Assumed Liabilities”.

2.4          Retained Liabilities

Notwithstanding anything to the contrary contained herein, Purchaser shall not hereby assume, or in any way be liable or responsible for, and Seller shall perform or satisfy:

(a)           any liability or obligation with respect to Taxes applicable to the Assets or the Purchased Businesses for any period (or partial period) ending prior to the Closing Date, whether or not due and payable prior to or after such time;

(b)           all liabilities and obligations of Seller to pay any amount to any Employee, Former Employee, Retired Employee or any other Person in connection with the sale of the Terrace Bay, Ontario pulp mill business or the sale or proposed sale of the Woodlands as described in Schedule 2.4(b);

(c)           the liabilities referred to in Section 5.2(a) as Retained Liabilities;

(d)           any liability or obligation of Seller under the MOU to transfer any real property to or for the benefit of the PLFN;

(e)           any liability or obligation of Seller for any amounts or costs paid or payable, including any Benefit Plan costs resulting from an order of a Governmental Authority, as a result of the termination of an employee of either of the Purchased Businesses by Seller during the period beginning on or after the date of the Share Purchase Agreement and ending immediately prior to the Closing;

(f)            all liabilities and obligations relating to the Retained Litigation; and

(g)           any liability or obligation of Seller:

(i)      based upon or arising under this Agreement, the Finance Purchase Agreement, the Share Purchase Agreement or the Ancillary Agreements;

(ii)     relating to or arising under or in respect of the Retained Assets, Seller’s operations and businesses (including its Terrace Bay, Ontario pulp mill business) not comprising part of the Purchased Businesses; and

(iii)    with respect to any lien or other encumbrance in respect of any of the Assets other than Permitted Encumbrances.

All of the foregoing liabilities and obligations of Seller not being assumed by Purchaser hereunder are hereinafter sometimes collectively referred to as the “Retained Liabilities”.

2.5          Non-Assignable Contracts or Licenses/Shared Contracts

(a)           To the extent that:

(i)      assignment hereunder by Seller to Purchaser of any Real Property Lease, Assumed Contract, Permit or Forest License (but only to the extent such Forest License is not issued by or entered into with a Governmental Authority whose consent to assignment is required by Applicable Law) or

(ii)     transfer hereunder of books and records,

is not permitted or is not permitted without the consent of a third party, this Agreement shall not be deemed to constitute an undertaking to assign or transfer the same, as applicable, if such consent has not been given, is not hereafter given or if such an undertaking otherwise would constitute a breach of or cause a loss of benefits thereunder.  From and after the Closing, Seller shall use all commercially reasonable efforts (other than the payment of money or the deposit of funds by Seller on behalf of Purchaser) to obtain any and all such third party consents, and Purchaser shall reasonably cooperate with Seller in such efforts.

(b)           To the extent that Seller has been unable to obtain any required third party consent in respect of a Real Property Lease, Assumed Contract, Permit or Forest License (but only to the extent such Forest License is not issued by or entered into with a Governmental Authority whose consent to assignment is required by Applicable Law) as contemplated by Section 2.5(a) (each such Real Property Lease, Assumed Contract, Permit or Forest License is referred to as a “Non-Assigned Contract”), Seller shall continue to be bound by any such Non-Assigned Contract.  In such event, to the maximum extent permitted by Applicable Law and the terms of the Non-Assigned Contract, from and after the Closing:

(i)      Seller shall make the benefit of such Non-Assigned Contract available to Purchaser with the intent that Purchaser will be in the same economic position as if such Non-Assigned Contract had been transferred to it, including holding any such Non-Assigned Contract in trust for Purchaser or acting as agent for Purchaser or entering into back to back arrangements with Purchaser in respect of such Non-Assigned Contract; and

(ii)     the assignment provisions contemplated in this Agreement shall operate to the extent permitted by Applicable Law and the applicable Non-Assigned Contract to create a subcontract, sublease or sublicense with Purchaser whereby Purchaser will perform each relevant Non-Assigned Contract and be entitled to receive all related benefits, in accordance with its terms.  To the extent such subcontract, sublease or sublicense is created:

(A)          Purchaser shall pay, perform and discharge fully all obligations of Seller under any such Non-Assigned Contract from and after the Closing Date and shall indemnify Seller against any Losses incurred by Seller arising from Purchaser’s failure to pay, perform and discharge fully such obligations;

(B)           Seller shall, without further consideration therefor, pay and remit to Purchaser promptly any monies, rights and other consideration received by it in respect of the performance of such Non-Assigned Contract; and

(C)           Seller shall exercise or exploit its rights and options under all such Non-Assigned Contracts only as directed by Purchaser and at Purchaser’s expense and shall indemnify Purchaser against any Losses incurred by Purchaser arising from Seller’s failure to act in accordance with such directions.

(c)           With respect to liabilities pursuant to, arising under or relating to any Contract which is not intended to be assigned to Purchaser but under which Purchaser receives a benefit (a “Shared Contract”), such liabilities shall be allocated between Seller, on the one hand, and Purchaser on the other hand, as follows:

(i)      first, if a liability cannot be so allocated in respect of a benefit received by one party, the party receiving such benefit shall be responsible for such liability; and

(ii)     second, if a liability cannot be so allocated under Section 2.5(c)(i), such liability shall be allocated between the parties based on the relative proportions of total benefit received (over the term of the Shared Contract, measured as of the date of the allocation) under the relevant Shared Contract.  Notwithstanding the foregoing, each party shall be responsible for any and all liabilities arising out of or resulting from its breach of the relevant Shared Contract.

If Seller, on the one hand, or Purchaser, on the other hand, receives any benefit or payment under any Shared Contract that was intended for the other party, the party receiving such benefit or payment will use commercially reasonable efforts to promptly deliver, transfer or otherwise afford such benefit or payment to the other party.

(d)           Seller shall not amend, modify or terminate any Non-Assigned Contract without Purchaser’s prior written consent.  If and when any third party consent contemplated by Section 2.5(a) shall be obtained or any such Non-Assigned Contract shall otherwise become assignable, Seller shall promptly assign all of its rights and obligations thereunder or in connection therewith to Purchaser without payment of further consideration therefor, and Purchaser shall assume such rights and obligations.

(e)           To the extent any Permit or Forest License is not assignable, either by its terms or as a matter of law, Purchaser shall prepare and submit, and Seller shall use all reasonable efforts to cooperate with and assist Purchaser in preparing and submitting, any information, applications or filings required in connection with the reissuance to Purchaser of any such Permit.

(f)            The provisions of this Section 2.5 shall apply to Affiliates of Seller in the same manner as to Seller.

2.6          Purchase Price

Subject to the adjustments contemplated in Sections 2.7 and 2.8, the aggregate purchase price (the “Purchase Price”) payable by Purchaser to Seller for the Assets shall be $75,894,503, which shall be satisfied as follows:

(a)           Purchaser hereby assumes the Assumed Liabilities in accordance with Section 2.3;

(b)           the issuance by Purchaser to Seller of 57,474,073 no par value common shares of Purchaser (the “Issued Shares”) represented by share certificate no. 3 registered in the name of Seller, the receipt of which is hereby acknowledged by Seller; and

(c)           all purchase price adjustments pursuant to Section 2.7 shall be satisfied by the payment of cash as specified in Section 2.7.

2.7          Purchase Price Adjustment

(a)

(i)      The Purchase Price shall be adjusted as set forth in this Section 2.7, provided that if the difference between the Net Working Capital Deficiency and the Final Net Working Capital is equal to or less than $250,000, no adjustment will be made, and adjustments will only be made in respect of the amount of the difference that is greater than $250,000.

(ii)     For purposes of this Section 2.7:

(A)          net working capital (“Net Working Capital”) shall be the difference between (x) the value of the Working Capital purchased pursuant to Section 2.1(e), and (y) the aggregate value of the Assumed Liabilities which are current liabilities for balance sheet purposes excluding liabilities that are Down Costs;

(B)           “Down Non-Capital Costs” are costs of the Down (exclusive of the costs of the Capital Projects) incurred prior to the Closing Date;

(C)           the Down Non-Capital Costs that have been paid by Seller prior to the Closing Date are “Paid Down Non-Capital Costs”;

(D)          the costs of the Capital Projects incurred prior to the Closing Date are “Down Capital Costs”;

(E)           the Down Capital Costs that have been paid by Seller prior to the Closing Date are “Paid Down Capital Costs”; and

(F)           the sum of Down Capital Costs and Down Non-Capital Costs is “Down Costs”.

(b)           Immediately following the Closing, Seller shall provide to Purchaser the following estimates, each of which will have been made no earlier than three Business Days prior to the Closing Date, and each of which shall represent Seller’s reasonable and good faith estimate as at the time the estimate is made:

(i)      an estimate of the Down Non-Capital Costs (the “Down Non-Capital Costs Estimate”), which costs are estimated for this paragraph to be $8,846,092, and an estimate of the Paid Down Non-Capital Costs (the “Paid Down Non-Capital Costs Estimate”);

(ii)     an estimate of the Down Capital Costs (the “Down Capital Costs Estimate”) and an estimate of the Paid Down Capital Costs (the “Paid Down Capital Costs Estimate”); and

(iii)  an estimate of the Net Working Capital (the “Estimated Working Capital”).

(c)           The Purchase Price shall be adjusted by the amount that is equal to (x) the product of the Down Non-Capital Costs Estimate multiplied by 50% minus (y) the Paid Down Non-Capital Costs Estimate, and:

(i)      if the result is a positive number (the “Purchase Price Down Non-Capital Costs Reduction Amount”), Seller shall on the Closing Date remit to Purchaser the Purchase Price Down Non-Capital Costs Reduction Amount in immediately available funds; and

(ii)     if the result is a negative number (the “Purchase Price Down Non-Capital Costs Increase Amount”), Purchaser shall on the Closing Date remit to Seller the Purchase Price Down Non-Capital Costs Increase Amount in immediately available funds.

(d)           The Purchase Price shall be increased by the amount of the Paid Down Capital Costs Estimate, and Purchaser shall on the Closing Date pay to Seller in immediately available funds the amount of the Paid Down Capital Costs Estimate.

(e)

(i)      If the Estimated Working Capital is a working capital deficiency that is greater than $(1,894,000) (the “Net Working Capital Deficiency”), the

Purchase Price shall be decreased by an amount (the “Purchase Price Net Working Capital Reduction Amount”) equal to (x) the Estimated Working Capital minus (y) the Net Working Capital Deficiency, and Seller shall pay the Purchase Price Net Working Capital Reduction Amount to Purchaser in immediately available funds on the Closing Date.

(ii)     If the Estimated Working Capital is not a deficiency or is a deficiency that is smaller than the Net Working Capital Deficiency, the Purchase Price shall be increased by an amount (the “Purchase Price Net Working Capital Increase Amount”) equal to (x) the Estimated Working Capital minus (y) the Net Working Capital Deficiency, and Purchaser shall issue to Seller a non-interest bearing promissory note in the amount of the Purchase Price Net Working Capital Increase Amount, which note shall be payable in immediately available funds on the Closing Date.

(f)            Not later than 30 calendar days following the Closing Date, Purchaser shall deliver to Seller a calculation of the Net Working Capital of Purchaser as of the Closing Date, which shall exclude all liabilities that are Down Costs (the “Final Net Working Capital”), prepared in accordance with GAAP applied in a manner consistent with Seller’s historic practices, together with calculations of the final determination of the actual Down Capital Costs, Paid Down Capital Costs, Down Non-Capital Costs and Paid Down Non-Capital Costs.

(i)    If the Final Net Working Capital is a working capital deficiency that is more than $250,000 greater than the Estimated Working Capital, the Purchase Price shall be decreased by an amount (the “Purchase Price Reduction Amount”) equal to (x) the Final Net Working Capital minus (y) the Estimated Working Capital minus (z) $250,000, and Seller shall on the Final Determination Date pay to Purchaser in immediately available funds the Purchase Price Reduction Amount.  For greater certainty, the $250,000 amount referred to in this Section 2.7(f)(i) is intended by the parties to function as a deductible against amounts otherwise payable.

(ii)   If the Final Net Working Capital is not a deficiency or is a deficiency that is more than $250,000 smaller than the Estimated Working Capital, the Purchase Price shall be increased by an amount (the “Purchase Price Increase Amount”) equal to (x) the Final Net Working Capital minus (y) the Estimated Working Capital minus (z) $250,000, and Purchaser shall pay to Seller in immediately available funds on or before the Final Determination Date the Purchase Price Increase Amount.  For greater certainty, the $250,000 amount referred to in this Section 2.7(f)(ii) is intended by the parties to function as a deductible against amounts otherwise payable.

(iii)  If the Down Non-Capital Costs exceed $8,846,092, Seller shall remit 50% of such excess to Purchaser.  If the Down Non-Capital Costs are less than $8,846,092, Purchaser shall remit 50% of such difference to Seller.

(iv)  If the Paid Down Non-Capital Costs finally determined are greater than the Paid Down Non-Capital Costs Estimate, Purchaser shall on the Final Determination Date remit the difference to Seller, and if the Paid Down Non-Capital Costs finally determined are less than the Paid Down Non-Capital Costs Estimate, Seller shall on the Final Determination Date remit the difference to Purchaser and the Purchase Price shall be adjusted accordingly.

(v)   If the Paid Down Capital Costs finally determined are greater than the Paid Down Capital Costs Estimate, Purchaser shall on the Final Determination Date remit the difference to Seller and if the Paid Down Capital Costs finally determined are less than the Paid Down Capital Costs Estimate, Seller shall on the Final Determination Date remit the difference to Purchaser and the Purchase Price shall be adjusted accordingly.

(vi)  For the purposes of this Section 2.7, “Final Determination Date” means the date that is two Business Days after the Final Net Working Capital calculation is either deemed under Section 2.7(g) to be approved unless the calculation is disputed in accordance with Section 2.7(g), in which case Final Determination Date means within two Business Days of the date that the Final Net Working Capital is finally determined pursuant to Section 2.7(g)(ii).

(g)           Seller shall have a period of five calendar days from the date it receives the Final Net Working Capital calculation, the final Down Non-Capital Costs calculation and the final Down Capital Costs calculation in which to review the same.  For the purpose of such review, Purchaser agrees to cause its auditors to permit Seller and its authorized representatives to examine all working papers, schedules and other documentation used or prepared by Seller’s auditors.  If no objection to the final calculations is given by Seller to Purchaser within such five-day period, the calculations shall be deemed to have been approved as of the last day of such five-day period.

(i)    If Seller objects to any of the calculations within such five-day period by giving notice to Purchaser setting out in reasonable detail the nature of such objection, the parties agree to attempt to resolve the matters in dispute within 10 days from the date Seller gives such notice to Purchaser.  If all matters in dispute are resolved by the parties, the relevant calculation shall be modified to the extent required to give effect to such resolution and shall be deemed to have been approved as of the date of such resolution.

(ii)   If the parties cannot resolve all matters in dispute within such 10-day period, all unresolved matters shall be submitted to the Canadian national office of Ernst & Young (the “Arbitrator”) for resolution, and the Arbitrator shall be given access to all materials and information reasonably requested by it for such purpose.  The rules and procedures to be followed in the arbitration proceedings shall be determined by the

Arbitrator in its discretion.  The Arbitrator’s determination of all such matters shall be final and binding on both parties and shall not be subject to appeal by either party.  The fees and expenses of the Arbitrator shall be borne equally by the parties unless the Arbitrator determines that the overall position taken by one of the parties was unreasonable and without material merit, in which case the Arbitrator may require such party to pay all of the costs of the arbitration.  The final calculations shall be modified to the extent required to give effect to the Arbitrator’s determination and shall be deemed to have been approved as of the date of such determination.

2.8          Allocation of Purchase Price; Taxes

(a)           The Purchase Price will be allocated in accordance with Schedule 2.8, which Schedule shall be modified as appropriate to reflect the adjustments to the Purchase Price contemplated in Sections 2.7 and 2.8.

(b)           Seller and Purchaser, in filing their respective income tax returns, will use the allocations of the Purchase Price as set forth in Schedule 2.8.

(c)           Purchaser and Seller shall file all applicable transfer tax forms and declarations in connection with the transactions contemplated hereby.  All Taxes applicable to the Assets for periods beginning before and ending after the Closing Date, and any other charges which are appropriate subjects for proration, shall be prorated on a daily basis as of 12:01 a.m. (Nova Scotia time) on the Closing Date between Seller and Purchaser; provided, however, that all 2008 property, ad valorem or similar Taxes shall be allocated to Seller for the period (or partial periods) ending on the Closing Date based on a daily proration of the most recent (as of the Closing Date) ascertainable property, ad valorem or similar Taxes to be prorated.  Any amount of 2008 property, ad valorem or similar Taxes not allocated to Seller shall be allocated to Purchaser.  Any refund of 2008 property, ad valorem or similar Taxes (net of costs incurred to recover same) shall be prorated between Seller and Purchaser in the same proportion.

2.9          Section 167 Elections

Seller and Purchaser shall jointly make such election or elections, in prescribed form and containing the prescribed information, to have subsection 167(1.1) of the Excise Tax Act (Canada) (the “ETA”) apply to the sale and purchase of the relevant Assets thereunder so that no Tax is payable in respect of such sale and purchase under Part IX of the ETA.  Purchaser shall file each such election in the manner provided and within the time prescribed by the ETA.

2.10        Section 85 Elections

Seller and Purchaser shall jointly elect under subsection 85(1) of the Income Tax Act (Canada) (the “ITA”), in prescribed form and within the time provided in subsection 85(6) of the ITA, that Seller’s proceeds of disposition and Purchaser’s cost of each asset transferred be such amounts as are set out in Schedule 2.10, which Schedule shall be modified as appropriate to reflect the adjustments to the Purchase Price contemplated in Sections 2.7 and 2.8.

2.11        Instruments of Conveyance and Assumption

(a)           In order to effectuate the sale, assignment, transfer and conveyance of the Assets, Seller has, or has caused its Affiliates to, execute and deliver to Purchaser at the Time of Closing:

(i)      one or more deeds or other instruments of conveyance conveying the right, title and interest of Seller in and to the Real Property;

(ii)     transfers and assignments to Purchaser of the transferable Permits and the Forest Licenses, and in the case of the Forest Licenses and Permits (including Crown leases, land use permits or licenses of occupation) which may be incapable of transfer or assignment, Seller shall surrender the same to the Crown (in order to permit Purchaser’s application for similar entitlements) and provide proof of said surrender to Purchaser;

(iii)    one or more bills of sale; and

(iv)    such other instruments of conveyance and other documents as Purchaser has reasonably deemed necessary or appropriate to vest in, or confirm to, Purchaser title to all of the Assets as contemplated by this Agreement (collectively with clauses (i) - (iii) above, the “Deeds and Assignments”).

(b)           In order to effectuate the assumption of the Assumed Liabilities, Purchaser has executed and delivered to Seller at the Time of Closing:

(i)      one or more instruments of assumption; and

(ii)     such other documents as Seller has reasonably deemed necessary or appropriate to confirm Purchaser’s assumption of the Assumed Liabilities (collectively, with clause (i) above, the “Instruments of Assumption”).

ARTICLE 3 – REPRESENTATIONS AND WARRANTIES

3.1          Seller’s Representations and Warranties

Seller represents and warrants to Purchaser as follows and acknowledges that Purchaser is relying on such representations and warranties in connection with its consummation of the transactions contemplated hereby:

(a)           Due Incorporation and Authority

Seller is an unlimited company duly incorporated, validly existing and in good standing with respect to filing its annual returns under the laws of the Province of Nova Scotia and has all requisite corporate power and capacity to own, lease and operate its assets, properties and business and to carry on its business as currently conducted.

(b)           Authority to Execute and Perform Agreement

Seller has all requisite corporate power and capacity to enter into, execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement, the Ancillary Agreements and the other documents and agreements being delivered by Seller and its Affiliates hereunder or thereunder have been duly authorized, executed and delivered by each such party, and (assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements and the documents and agreements to be delivered by Seller or its Affiliates hereunder or thereunder by the other parties thereto and the validity and binding effect hereof and thereof on such other parties) are valid and binding obligations of Seller or its Affiliates, as applicable, enforceable against such entities in accordance with their terms.

(c)           No Material Adverse Change

Except as set forth on Schedule 3.1(c), since December 31, 2007 the Purchased Businesses have been carried on in the usual and ordinary course, there has been no Material Adverse Change, and Seller has no knowledge of any such change which is threatened; nor to the knowledge of Seller has there been any material damage, destruction or loss to any of the Assets.

(d)           Compliance with Laws; Permits

(i)      Except as set forth on Schedule 3.1(d), there are no current material violations of any Applicable Law relating to the Purchased Businesses or the Assets.

(ii)     Except as set forth on Schedule 3.1(d):

(A)          all Permits are valid, subsisting and in good standing and Seller is not in default or breach of any Permit that is material to the Pulp Business or the Woodlands Business; and

(B)           there are no proceedings pending or other circumstances outside the ordinary course of business, which could reasonably be expected to result in the revocation, cancellation, limitation, amendment or suspension of any Permit that is material to the Pulp Business or the Woodlands Business; and

(iii)    the Permits listed in Schedule 3.1(d)(iii) include all of the Permits that are material to each of the Pulp Business and the Woodlands Business for purposes of carrying on such businesses as they are currently carried on or owning or leasing the Assets.

(e)           No Breach

Except for the Purchaser Required Consents, each of which will have been obtained on the Closing Date, the execution, delivery and performance by Seller and its Affiliates of this Agreement, the Ancillary Agreements and the other agreements and documents required to be delivered hereunder or thereunder to which they are parties, and the consummation by Seller and its Affiliates of the transactions contemplated hereby and thereby, will not:

(i)      violate or result in the breach of any provision of the constating documents of Seller or such Affiliates or any resolution of the board of directors (or any committee thereof) or shareholders of Seller or such Affiliates;

(ii)     violate, result in the breach of, or default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Real Property Lease, material Assumed Contract, Permit that is material to the Pulp Business or the Woodlands Business, Collective Agreement or Forest License;

(iii)    result in the creation or imposition of any lien or other encumbrance upon the Assets or any of them (other than any liens or encumbrances created by Purchaser); or

(iv)    violate any Applicable Law in Canada applicable to Seller or such Affiliates, the Purchased Businesses or the Assets or any of them.

(f)            Actions and Proceedings

Except as set forth on Schedule 3.1(f):

(i)      there are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or other Governmental Authority against Seller or any of its Affiliates in respect of any of the Assets or the Purchased Businesses; and

(ii)     there are no actions, litigation or suits or legal, administrative or arbitral proceedings pending or, to the knowledge of Seller, threatened against or affecting Seller or any of its Affiliates in respect of any of the Assets, the Pulp Business or the Woodlands Business, at law or in equity or before any federal, provincial, municipal or other Governmental Authority, domestic or foreign, which could reasonably be expected to have a Material Adverse Effect on the Pulp Business, the Woodlands Business or the Assets.

(g)           Consents and Approvals

The execution and delivery by Seller of this Agreement and the execution and delivery by Seller or its Affiliates of the Ancillary Agreements and the other agreements and documents required to be delivered hereunder or thereunder to which each of them is a party, and the performance by Seller or its Affiliates of their respective obligations hereunder and thereunder, do not require Seller or its Affiliates to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Authority or any other Person, except for those consents, approvals, actions, filings and notices described in Schedule 3.1(g) which are required under any Real Property Lease, Assumed Contract, Permit, Collective Agreement or Forest License other than those comprising the Non-Assigned Contracts, each of which material consent, approval, action, filing and notice has been obtained, made or given, as applicable.

(h)                                 Owned Real Property

(i)             Owned Real Property

Schedule 3.1(h)(i) contains a legal description of all of the real property used in connection with the Purchased Businesses (specifically excluding any and all timberland real property owned by Seller) and owned by Seller in the Province of Nova Scotia (the “Owned Real Property”).

Seller has the exclusive right to possess, use and occupy, and at the Time of Closing Seller will have good and marketable title in fee simple to, all the Owned Real Property, free and clear of all Encumbrances, easements or other restrictions of any kind other than Permitted Encumbrances.

(ii)          The Owned Real Property, the current uses thereof and the conduct of the Purchased Businesses comply in all material respects with all regulations, statutes, enactments, laws and by-laws, including those dealing with zoning, parking, access, loading facilities, landscaped areas, building construction, fire and public health and safety and Environmental Laws.

(iii)       Except as may be contemplated by the Capital Projects, no alteration, repair, improvement or other work has been ordered, directed or requested in writing to be done or performed to or in respect of the Owned Real Property or to any of the plumbing, heating, elevating, water, drainage or electrical systems, fixtures or works by any municipal, provincial or other competent Governmental Authority, which alteration, repair, improvement or other work has not been completed, and Seller knows of no written notification having been given to it of any such outstanding work being ordered, directed or requested, other than those which have been complied with.

(iv)      As of the Time of Closing, the Permitted Encumbrances will constitute all of the material Encumbrances, agreements, indentures and other matters which affect the Owned Real Property.

(i)                                     Leased Real Property

Seller is not a party to any lease or agreement to lease in respect of any real property, whether as lessor or lessee, other than the Real Property Leases.

(i)             Tenant Real Property Leases

Schedule 3.1(i)(i) sets forth a true and complete list of all leases, subleases, licenses and other similar real estate agreements other than the Forest Licenses under which Seller uses or occupies or has the right to use or occupy, now or in the future, any real property in connection with the Purchased Businesses, and all amendments and modifications thereto (the “Tenant Real Property Leases”).  Seller has the exclusive right to occupy and use the real property to which the Tenant Real Property Leases relate, subject to the terms and conditions of such Tenant Real Property Leases.

(ii)          Landlord Real Property Leases

Schedule 3.1(i)(ii) sets forth a true and complete list of all leases, subleases, licenses and other similar agreements other than the Forest Licenses under which Seller has granted rights of possession, use, occupancy or enjoyment of any Owned Real Property or Leased Real Property to any other Person in connection with the Purchased Businesses and all amendments and modifications thereto (the “Landlord Real Property Leases”).

(iii)       Compliance with Real Property Leases

Except as set forth in Schedule 3.1(i)(iii), neither Seller nor to Seller’s knowledge any other party to any Real Property Lease, is in default in any material respect under the Real Property Leases and no written claim of any default thereunder has been received or delivered by Seller which has not been cured and all rent and other sums and charges currently due from Seller under each of the Tenant Real Property Leases have been paid.  Except as set forth in Schedule 3.1(i)(iii), the Real Property Leases have not been amended and are in full force and effect.

(iv)      The Leased Real Property, the current uses thereof and the conduct of the Purchased Businesses comply in all material respects with all regulations, statutes, enactments, laws and by-laws, including those dealing with zoning, parking, access, loading facilities, landscaped areas, building construction, fire and public health and safety and Environmental Laws.

(v)         As of the Time of Closing, the Permitted Encumbrances and the Real Property Leases will constitute all of the material Encumbrances, agreements, indentures and other matters which affect the Leased Real Property.

(j)                                     Expropriation

No part of the Assets has been taken or expropriated by any Governmental Authority, nor, to Seller’s knowledge, are there any proposals to give any notice of or to commence any proceedings for expropriation or taking.

(k)                                  Title to Tangible Assets

As of the Time of Closing, Seller will have title to all of the owned tangible Assets (other than the Real Property, title to which is described in Section 3.1(h)), free and clear of any lien or other encumbrance except for Permitted Encumbrances.

(l)                                     Employees

(i)                           Seller is not bound by or a party to any collective bargaining agreement relating to the Purchased Businesses nor has Seller made any material commitments to any labour union or employee association with respect to any future agreements except the collective agreements and related documents, letters of understanding and letters of intent incorporated into and forming part thereof, each of which is listed in Schedule 3.1(l) (collectively, the “Collective Agreement”).

(ii)                        Except for performance reviews and salary adjustments or other changes in the ordinary course of business, as required by Applicable Law or the Collective Agreement and consistent with Seller’s past practices, there have been no material changes in the terms and conditions of employment of any Employees of the Purchased Businesses.

(iii)                   Seller has not experienced any work slowdowns, stoppages or strikes (legal or otherwise) since December 1, 2004.

(iv)                    Seller has provided to Purchaser complete and accurate lists of the Employees as of May 8, 2008, specifying the length of hire for full-time Employees, job title or classification and rate of salary or hourly pay for each such Employee and a list of Inactive Employees stating whether such Inactive Employee is on short-term or long-term disability (if applicable).

(v)                       Other than as set out in Schedule 3.1(l)(v), Seller has not entered into any employment or consulting Contract or other Contract with any officer, Employee or consultant providing for annual compensation (including salary or hourly pay) of $100,000 or more.

(vi)                    Seller has provided to Purchaser a complete and accurate list of the Former Employees who terminated employment on or after December 1, 2004.  As of the Time of Closing, none of such Former Employees has any entitlements under the Benefit Plans.  Seller has provided to Purchaser a complete and accurate list of the Retired Employees who have entitlements under the Benefit Plans as of the Time of Closing, in each case specifying their entitlements under such Benefit Plans.

(vii)               Seller is currently in rate group 2711 (Pulp Industry) for the Employees of the Purchased Businesses other than the Debert Nursery and rate group 0162 (Greenhouse Production Tree Industry Workers) for the Employees of the Debert Nursery for workers’ compensation purposes and during the past five years there has been no change in the rating assessment applicable to rate group 2711 or rate group 0162 under Applicable Laws, except as described in Schedule 3.1(l)(vii).  Seller’s workers’ compensation accounts are in good standing.

(viii)            All accruals for unpaid vacation pay, premiums and contributions for Statutory Plans, accrued wages, salaries and commissions and Benefit Plan payments have been reflected in the books and records of Seller.

(ix)                    Except as set out in Schedule 3.1(f), Seller is in compliance with all Applicable Laws relating to employment, and there are no complaints, claims, charges, levies, assessments or penalties outstanding or, to Seller’s knowledge, anticipated, nor are there any orders, decisions or convictions currently registered or outstanding by any tribunal or agency against or in respect of Seller under any Applicable Laws relating to employment.

(m)                               Benefit Plans

(i)                         Schedule 3.1(m)(i) identifies each Benefit Plan.

(ii)                      Except as set forth on Schedule 3.1(m)(ii) and Schedule 3.1(f), there are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, grievances, arbitrations or other proceedings pending or threatened in respect of any of the Benefit Plans or their assets, and to Seller’s knowledge there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such action, suit, claim, trial, demand, investigation, grievance, arbitration or other proceeding.

(iii)                   Current and complete copies of all written Benefit Plans as amended to date or where oral, written summaries of the terms thereof, and all currently available booklets and communications concerning the Benefit Plans that have been provided to Employees, Retired Employees or Former Employees or other Persons entitled to benefits under the Benefit Plans have been delivered or made available to Purchaser together with current and complete copies of all documents relating to the Benefit Plans, including, as applicable, all trust agreements, funding agreements, insurance contracts and policies, investment management agreements, financial statements, actuarial valuations, subscription and participation agreements and any administration contracts.

(iv)                    All of the Benefit Plans are and have been established, registered, amended, invested and administered, in all material respects in accordance with all Applicable Laws, regulations, orders, or other legislative, administrative or judicial proclamations applicable to the Benefit Plans and in accordance with the Collective Agreement, with the terms of such Benefit Plans and the terms of agreements, written or oral, between Seller and its Employees, Retired Employees or Former Employees who continue to have any entitlement under any of the Benefit Plans as of the Time of Closing.

(v)                       No step has been taken, no event has occurred and no condition or circumstance exists that has resulted in or could be reasonably expected to result in any Benefit Plan being ordered or required to be terminated or wound up in whole or in part or having its registration under Applicable Laws refused or revoked, or being placed under the administration of any trustee or receiver or Governmental Authority or being required to pay any material amount of Taxes, fees, penalties or levies under Applicable Laws.  Where any Pension Plan has been partially or fully terminated or wound up, all assets, including any surplus, attributable to such partial or full termination or wind-up has been fully distributed in accordance with all Applicable Laws or where such distribution of assets is pending, the amount of surplus attributable to such partial or full termination or wind-up together with the date as of which such amount is determined is disclosed in Schedule 3.1(m)(v).

(vi)                    Each Benefit Plan (other than a Pension Plan) that is subject to insurance or funding requirements is fully insured or funded in accordance with the applicable plan or policy and in good standing with Governmental Authorities and no notice of under funding, non-compliance, failure to be in good standing or otherwise has been received by Seller from any such Governmental Authorities.  Each Pension Plan is funded (both on a going concern and solvency basis) in accordance with the assumptions disclosed in the most recent actuarial reports filed with the Governmental Authorities and all contributions required pursuant to such reports have been made, or will be made, for the period up to the Closing Date, and no notice of under funding, non-compliance, failure to be in good standing or otherwise has been received by Seller from any such Governmental Authorities.

(vii)                 No insurance policy or any other Contract or agreement affecting any Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder, or requires additional premiums or payments on termination of the Benefit Plan or any insurance policy, Contract or agreement relating thereto.

(viii)              No employment, severance or termination agreement, other compensation arrangement or Benefit Plan provides for payment of any amount or benefit, the increase of an amount or benefit, forgiveness of indebtedness, the acceleration of contributions or funding, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

(ix)                    The only OPEBs under any of the Benefit Plans are set out in Schedule 3.1(m)(ix).

(x)                       All liabilities of Seller (whether accrued, absolute, contingent or otherwise) related to the Benefit Plans have been reported in accordance with GAAP in the Financial Statements or otherwise disclosed in the most recent actuarial valuation reports for the Pension and Retirement Plans.  No changes have occurred or are expected to occur to any Benefit Plan that would materially affect the most recent actuarial report prepared in respect of the applicable Benefit Plan.

(xi)                    All employer or employee payments, contributions or premiums required to be remitted or paid in respect of each Benefit Plan, the Collective Agreement, or by Applicable Laws have been made in a timely fashion in accordance with Applicable Laws, the Collective Agreement and the terms of the Benefit Plans.

(xii)      There have been no improper withdrawals, applications or transfers of assets from any Benefit Plan or the trusts or other funding media relating thereto that remain outstanding and unremedied, and neither Seller nor to Seller’s knowledge any of its agents is or since December 1, 2004 has been in breach of any fiduciary obligation with respect to the funding or administration of the Benefit Plans.

(xiii)     Other than as set out in Schedule 3.1(m)(xiii), since December 1, 2004, no material amendments have been made to any Benefit Plan and no commitments to improve or amend or create any Benefit Plan has been made, or promised by Seller, nor has any intention or commitment to do any of the foregoing been communicated to any Employee, Former Employee or Retired Employee.

(xiv)    Seller does not contribute to or participate in a Multi-Employer Plan.

(xv)                There is no Entity other than Seller participating in the Benefit Plans.

(xvi)    All Employee, Retired Employee and Former Employee data reasonably necessary to administer each Benefit Plan is in the possession of Seller or its agents and is in a form which is sufficient for the proper administration of the Benefit Plan in accordance with its term and all Applicable Laws and such data is complete and correct in all material respects.

(n)                                 Taxes

(i)                           Seller has duly filed on a timely basis all tax returns required to be filed by it, has duly, completely and correctly reported all revenue and other amounts and information required to be reported thereon in all material respects and has paid or remitted (in the case of goods and services tax, harmonized sales tax or other sales tax) all Taxes which are due and payable, and all assessments, reassessments, governmental charges, penalties, interest and fines due and payable by it.  Seller has made adequate provision for Taxes payable for the current period and any previous period for which tax returns are not yet required to be filed.  There are no actions, suits, proceedings, investigations or claims pending or, to the knowledge of Seller, threatened against Seller in respect of Taxes, governmental charges or assessments, nor are any material matters under discussion with any Governmental Authority relating to Taxes, governmental charges or assessments asserted by any such authority.  Seller has withheld from each payment made to any of its past or present employees, officers or directors, and to any non-resident of Canada, the amount of all Taxes and other deductions required to be withheld therefrom, and has paid the same to the proper Tax or other receiving officers within the time required under any applicable legislation.

(ii)                        Seller is a registrant for purposes of the ETA whose registration number is 856512272RT0002.

(iii)                     Seller is not a non-resident of Canada for the purposes of the ITA.

(o)                                 Location of Assets

With the exception of inventory in transit and with the exception of certain equipment such as personal computers and vehicles that may be under the physical control of certain of Seller’s Employees, all the tangible assets of the Purchased Businesses comprising the Assets are situate at the locations set out in Schedule 3.1(o).

(p)                                 Operations

Except as disclosed on Schedule 3.1(p), since December 31, 2007, each of the Pulp Business and the Woodlands Business has been carried on only in the ordinary and normal course consistent with past practice and there has not been:

(i)                         any Material Adverse Change;

(ii)                      any material damage, destruction or loss (whether or not covered by insurance) affecting the Assets;

(iii)                   any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by Seller in connection with the Pulp Business or the Woodlands Business other than in the ordinary and normal course of the Pulp Business or the Woodlands Business and consistent with past practice;

(iv)                  any payment, discharge or satisfaction of any Encumbrance, liability or obligation of Seller in relation to the Pulp Business, the Woodlands Business or the Assets (whether absolute, accrued, contingent or otherwise, and whether due or to become due) other than payment of accounts payable and tax liabilities incurred in the ordinary and normal course of business consistent with past practice;

(v)                     any strikes, work stoppages or work slowdowns adversely affecting the Pulp Business, the Woodlands Business or the Assets;

(vi)                  any licence, sale, assignment, transfer, disposition, pledge, mortgage or granting of a security interest or other Encumbrance on or over any Assets, other than sales of inventory to customers in the ordinary and normal course of the Pulp Business or the Woodlands Business;

(vii)     any write-down of the value of any inventory or any write-off as uncollectible of any accounts or notes receivable or any portion thereof relating to the Pulp Business or the Woodlands Business in amounts exceeding $500,000 in each instance or $1,000,000 in the aggregate (excluding any write-down or write-off associated with the MacTara Limited accounts and notes receivable, the material details of which Seller has provided to Purchaser);

(viii)    any cancellation of any debts or claims owing to, or any amendment, termination or waiver of any rights of value to, the Pulp Business or the Woodlands Business in amounts exceeding $500,000 in each instance or $1,000,000 in the aggregate (excluding any cancellation of debts or satisfaction of claims associated with the MacTara Limited accounts and notes receivable, the material details of which Seller has provided to Purchaser);

(ix)       except as contemplated in the Collective Agreement and except for salary adjustments or other changes in the ordinary course of business (as required by law or the Collective Agreements or consistent with Seller’s past practices), (A) any general increase in the compensation of Employees (including any increase pursuant to any Benefit Plan or commitment), or any increase in any such compensation or bonus payable to any officer, Employee, consultant or agent of Seller, or the making of any loan to, or engagement in any transaction with, any Employee, officer or director of Seller in relation to the Pulp Business, the Woodlands Business or any other business of Seller; or (B) any material changes in the terms and conditions of employment of any Employees of the Pulp Business or the Woodlands Business;

(x)                       except as contemplated by the Capital Projects, any capital expenditures or capital commitments relating to the Pulp Business, the Woodlands Business or Assets in excess of $500,000 in the aggregate;

(xi)                    any forward purchase commitments, other than those made in the ordinary and normal course of the Pulp Business or the Woodlands Business pursuant to any Contract or other arrangements in effect as of December 31, 2007;

(xii)                 any forward sales commitments, other than those made in the ordinary and normal course of the Pulp Business or the Woodlands Business pursuant to any Contract or other arrangements in effect as of December 31, 2007;

(xiii)              any change in the accounting or tax practices followed by Seller;

(xiv)             any change adopted by Seller in its depreciation or amortization policies or rates; or

(xv)                any change in the credit terms offered to customers of, or by suppliers to, the Pulp Business or the Woodlands Business.

(q)                                 Contracts

Except as set forth on Schedule 3.1(q):

(i)                           each of the Real Property Leases, Assumed Contracts, Collective Agreements, Forest Licenses and Permits is in full force and effect and is binding upon Seller and, to the knowledge of Seller, the other parties thereto;

(ii)                        neither Seller nor, to the knowledge of Seller, any of the other contracting parties is in breach or default (whether with notice or lapse of time or both) under any such Contract or Permit referred to in clause (i) above;

(iii)                     Seller has provided to Purchaser or made available to Purchaser on the Project Wahoo Data Site a true, correct and complete copy of each such (A) Contract which involves a price, consideration or financial obligation of more than $50,000 in the aggregate on an annual basis and is for a term of more than one year and (B) Permit that is material to the Pulp Business or the Woodlands Business, in each case including all amendments thereto, waivers thereunder and any material written correspondence with the other parties thereto that clarifies or confirms, or proposes to clarify or confirm, a party’s understanding of the terms thereof, referred to in clause (i) above; and

(iv)                    Seller has provided to Purchaser a complete list of current purchase orders that are material to either of the Purchased Businesses.

(r)                                    Intellectual Property

Schedule 2.1(m) sets out all registered or pending patents or trademarks (including certain particulars of registrations or applications for registration) and all patent licence agreements which comprise or relate to Intellectual Property.  Seller is, or at the Time of Closing will be, the beneficial owner of the Intellectual Property, free and clear of all Encumbrances, and is not a party to or bound by any Contract or any other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the Intellectual Property.  Seller has not granted to any Person any interest in or right to use all or any portion of the Intellectual Property.  Seller’s conduct of the Purchased Businesses does not infringe upon the industrial or intellectual property rights, domestic or foreign, of any other Person.  Seller has no knowledge of any claim of infringement or breach of any industrial or intellectual property rights of any other Person, nor has Seller received any notice that the conduct of the Purchased Businesses, including the use of the Intellectual Property, infringes upon or breaches any industrial or intellectual property rights of any other Person, or the trade secrets, know-how or confidential or proprietary information of any other Person, and Seller has no knowledge of any infringement or violation of any of its rights in the Intellectual Property.  Seller is not aware of any state of facts which casts doubt on the validity or enforceability of any of the Intellectual Property.  Seller has provided to Purchaser a true and complete copy of all Contracts and amendments thereto identified in Schedule 2.1(m).

(s)                                  Forestry Representations

(i)                           Schedule 3.1(s)(i) sets out all of the registrations, approvals, licenses, permits and Contracts made pursuant to or related to the Nova Scotia Forest Acts, to which Seller is a party or the beneficiary in respect of the Purchased Businesses, issued by or registered or entered into with:

(A)                              the Department of Natural Resources (Nova Scotia) or the Minister thereof; or

(B)                                one or more third parties pursuant to directions or directives of the Department of Natural Resources (Nova Scotia) or the Minister thereof

(collectively the “Forest Licenses”).

(ii)                        Schedule 3.1(s)(ii) sets out those Forest Licenses which by their terms are not transferable to Purchaser and will not be so transferred as part of the transactions contemplated hereby (the “Excluded Forest Licenses”).

(iii)                     Seller has observed and performed all material covenants, agreements and obligations on its part to be observed or performed under the provisions of each of the Forest Licenses, the Nova Scotia Forest Acts and all other applicable forestry legislation.

(iv)                    Seller has not received any notice of breach by Seller of any of the Forest Licenses or any of the timber cutting rights or permits or operating or development plans issued or filed pursuant to any of the Forest Licenses which has not been remedied by Seller or abandoned by the Person alleging such breach.

(t)                                    Inventories

Since December 31, 2007, the Inventories have been maintained and accounted for in the ordinary course of business consistent with past practice and GAAP.

(u)                                 Insurance

Schedule 3.1(u) sets out all insurance policies (specifying the insurer, the amount of the coverage, the type of insurance and the policy number) maintained by Seller on the Assets as of the date hereof.

(v)                                 Boat Harbour Documents

(i)                           Each of the Boat Harbour Documents is in full force and effect and is a legal, valid and binding obligation of the parties thereto, enforceable against such parties by the other parties thereto.  Neither Seller nor, to the knowledge of Seller, any other party to a Boat Harbour Document is in default of any of its obligations under any of the Boat Harbour Documents.  All payments required to be made and all actions required to be taken under the Boat Harbour Documents have been made and taken by Seller and, to the knowledge of Seller, the other parties thereto in accordance with the terms thereof.

(ii)                        Seller has the full benefit of all rights granted to any predecessor or predecessor-in-interest of Seller under the Boat Harbour Documents.  Seller has the right to use the lands of her Majesty the Queen in Right of the Province of Nova Scotia in connection with the operation of the Effluent Treatment System, as currently conducted.

(iii)                     The MOU is the only material Contract that Seller is party to with the PLFN relating to the use of Boat Harbour or the operation of the Effluent Treatment System in connection with the operation of the Pulp Business.

(iv)                    Except for the Boat Harbour Documents and the documents listed in Schedule 3.1(v), there are no material documents relating to (A) the past, present or future use of Boat Harbour or the operation of the Effluent Treatment System by or in connection with the Pulp Business and in respect of which Seller continues to have any liabilities or obligations, or (B) engineering and environmental studies and reports relating thereto which have been commissioned by or made available to the Pulp Business with respect to Boat Harbour.  Seller has provided to Purchaser a true, correct and complete copy of all of the Boat Harbour Documents and the material amendments thereto and each of the documents listed on Schedule 3.1(v).

(w)                               Financial Statements

The Financial Statements have been prepared in accordance with GAAP (with the exception of the exclusion of the Statement of Cash Flows and the Statement of Equity and the notes thereto and the exclusion from the Income Statement of pulp and currency hedging, miscellaneous transaction charges and corporate overhead allocations) applied on a basis consistent with prior periods and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of Seller as at their respective dates and the sales, earnings and results of operations of Seller for the respective periods covered by them.  Seller has provided true and complete copies of the Financial Statements to Purchaser.

(x)                                   Books and Records

The books and records of Seller present fairly, in accordance with GAAP, the financial position of Seller as at the date such books and records were prepared, and all financial transactions of Seller relating to the Purchased Businesses have been accurately recorded in such books and records.

(y)                                 Closing Balance Sheet

When prepared, the Closing Balance Sheet for the Purchased Businesses will be prepared in accordance with GAAP applied on a basis consistent with those used in the preparation of the Year End Financial Statements and will present fairly the Assets and Assumed Liabilities as at the close of business on the Closing Date.

(z)                                   Non-Arm’s Length Transactions

(i)            With respect to the Purchased Businesses, except for Contracts of employment and any Benefit Plan, Pension and Retirement Plan, Statutory Plan or similar plan, Seller is not a party to any Contract with any officer, director, employee, shareholder or any other Person not dealing at arm’s length with Seller or any Affiliate or family member of any of the foregoing.

(ii)         No officer, director or shareholder of Seller and no Affiliate or family member of one or more of such individuals, owns, directly or indirectly, in whole or in part, any assets that Seller uses in the operations of the Purchased Businesses, except for any or all of the Retained Assets.

(aa)                            Customers and Suppliers

(i)             Except as set out in Schedule 3.1(aa)(i), there has been no termination or cancellation of, and no material modification or change in, Seller’s business relationship with any major customer (being a customer of the Pulp Business or the Woodlands Business accounting for more than 10% of sales for the year ending December 31, 2007), except as set forth in the Contract related to such customer, true, correct and complete copies of which have been provided to Purchaser.

(ii)          Seller has not been certified by any agent other than the Central Wood Suppliers Division to negotiate for primary forest products from woodlot owners pursuant to the Primary Forest Products Marketing Act (Nova Scotia).   Seller is in compliance with its obligations under such Act.

(bb)                          Environmental

(i)             Except as specifically described in Schedule 3.1(bb)(i), Seller (in respect of the Purchased Businesses and the Assets) and the Owned Real Property and the Leased Real Property and all operations thereon have been and are in material compliance with all applicable Environmental Laws.

(ii)          Seller has all Permits required under Environmental Laws that are material to the Purchased Businesses and to own, use and operate the Assets (the “Environmental Permits”), all of which are described in Schedule 3.1(bb)(ii).  Each Environmental Permit is valid, subsisting and in good standing, and Seller is not in default or breach of any Environmental Permit, and, to Seller’s knowledge, no proceeding is pending or threatened and no grounds exist to revoke or limit any Environmental Permit. Seller has provided a copy of each Environmental Permit to Purchaser.

(iii)       Seller, in respect of the Purchased Businesses, has not used or permitted to be used, except in material compliance with all Environmental Laws, the Assets, the Owned Real Property or the Leased Real Property in conjunction with the Release, generation, manufacture, process, distribution, use, treatment, storage, transportation or handling of any Hazardous Substance.

(iv)      Except as disclosed on Schedule 3.1(bb)(iv) or in material compliance with Environmental Laws, there are no Hazardous Substances located on, in, under or from the Owned Real Property or the Leased Property and all Hazardous Substances relating in any way to the Purchased Businesses (including any Hazardous Substances treated in any manner by or resulting from the Effluent Treatment System) have been disposed of, treated and stored in material compliance with all Environmental Laws and in such manner that there is no actual, alleged, nor (to the knowledge of Seller) potential, material liability of Seller for such Hazardous Substances.

(v)         Except as disclosed in Schedule 3.1(bb)(v), Seller (in respect of the Purchased Businesses and the Assets) has not received any written notice of, or has it been prosecuted for, any actual or alleged non-compliance with any Environmental Laws, nor has Seller settled any allegation of non-compliance prior to prosecution, in each case since December 1, 2004.  Except as disclosed in Schedule 3.1(bb)(v), there are no actions, proceedings, notices, orders, written demands or directions relating to environmental matters requiring, or notifying Seller that it is or may be responsible for, any investigation, containment, clean-up, remediation or other corrective action or any work, repairs, construction or capital expenditures to be made under Environmental Laws with respect to the Purchased Businesses or the Assets.

(vi)      Seller has delivered to Purchaser or made available to Purchaser on the Project Wahoo Data Site true and complete copies of all material environmental reports, audits, evaluations, assessments, studies or tests relating to the Purchased Businesses, the Assets, the Owned Real Property or the Leased Real Property and their use that are under, or with reasonable effort could be brought under, the possession or control of Seller.

(cc)                            Canso

(i)             Seller is the registered and beneficial owner of one-third of the issued and outstanding shares of Canso (the “Canso Shares”), all of which are fully paid and non-assessable and freely transferable except as contemplated in the shareholders’ agreement dated as of January 1, 1985 (the “Canso Shareholders’ Agreement”).

(ii)         Other than the Canso Shareholders’ Agreement, there are no other material Contracts to which the holder of the Canso Shares, in such capacity, is bound.

(iii)      Canso does not own and does not have any Contract to acquire, directly or indirectly, any shares in the capital or other equity or proprietary interests in any Entity.

(iv)     To Seller’s knowledge, there are no current material violations of any Applicable Law relating to Canso’s assets or its business as currently conducted.

(v)        To Seller’s knowledge, all material facts relating to the business, assets and liabilities of Canso and to the Canso Shares have been disclosed to Purchaser.

3.2                               Survival of Seller’s Representations, Warranties and Covenants

The representations and warranties and, to the extent they have not been fully performed at or prior to the Time of Closing, the covenants of Seller contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant hereto, shall survive the Closing for a period of 18 months from and after the Closing Date and, notwithstanding such closing or any investigation made by or on behalf of Purchaser, shall continue in full force and effect for the benefit of Purchaser during such period, except that:

(i)            the representations and warranties set out in Sections 3.1(h)(i) and 3.1(k) shall survive and continue in full force and effect without limitation of time;

(ii)         the representations and warranties set out in Section 3.1(n) shall survive and continue in full force and effect until 90 days after the expiration of the period, if any, during which an assessment, reassessment or other form of recognized written demand assessing liability for tax, interest or penalties under applicable tax legislation in respect of any taxation year to which such representations and warranties extend could be issued under such tax legislation;

(iii)      the representations and warranties set out in Section 3.1(bb) shall survive and continue in full force and effect until the second anniversary of the Closing Date; and

(iv)     a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentation may be made at any time following the Time of Closing, subject only to applicable limitation periods imposed by law.

3.3                               Purchaser’s Representations and Warranties

Purchaser represents and warrants to Seller as follows and acknowledges that Seller is relying on such representations and warranties in connection with its consummation of the transactions contemplated hereby:

(a)                                  Due Incorporation and Authority

Purchaser is duly incorporated, validly existing and in good standing with respect to filing its annual returns under the laws of the Province of Nova Scotia and has all requisite corporate power and capacity to own, lease and operate its assets, properties and business and to carry on its business as currently conducted.

(b)                                 Authority to Execute and Perform Agreement

Purchaser has all requisite corporate power and capacity to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.  This Agreement, the Ancillary Agreements to which Purchaser is a party and the Instruments of Assumption being delivered by Purchaser hereunder have been duly authorized, executed and delivered by Purchaser and (assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by Seller or its Affiliates and the validity and binding effect hereof and thereof on Seller and its Affiliates) are the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their terms.

(c)                                  No Breach

The execution, delivery and performance by Purchaser of this Agreement, the Ancillary Agreements to which Purchaser is a party and the Instruments of Assumption, and the consummation by Purchaser of the transactions contemplated hereby and thereby, will not

(i)             violate or result in the breach of any provision of the constating documents of Purchaser;

(ii)          violate, result in the breach of, or default (or an event which, with notice or lapse of time or both, would constitute a default) under, any material contract to which Purchaser is a party or to which Purchaser or any of its assets or properties may be bound; or

(iii)       to Purchaser’s knowledge, violate any statute, law or regulation of any jurisdiction, which violation, individually or in the aggregate, could have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated herein or the performance of its obligations hereunder.

(d)                                 Consents and Approvals

The execution and delivery by Purchaser of this Agreement, the Ancillary Agreements to which Purchaser is a party and the Instruments of Assumption and the performance by Purchaser of its obligations hereunder and thereunder do not require Purchaser to obtain any consents, approvals, authorizations, licenses, permits or other actions of, or make any filings with, any Governmental Authority or any other Person.

(e)                                  Actions and Proceedings

There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or other Governmental Authority against Purchaser, and there are no actions, litigation or suits or legal, administrative or arbitral proceedings of any type whatsoever pending, or to the knowledge of Purchaser, threatened, against Purchaser which individually or in the aggregate could reasonably be expected to adversely affect Purchaser’s ability to consummate the transactions contemplated herein or the performance of its obligations hereunder.

(f)                                    Issued Shares

The issuance of the Issued Shares has been duly authorized and approved by all requisite corporate, regulatory and other action, and the Issued Shares are validly issued as fully paid common shares of Purchaser.

(g)                                 ETA Registration

Purchaser is a registrant for purposes of the ETA whose registration number is 80788 9019 RT0001.

3.4                               Survival of Purchaser’s Representations, Warranties and Covenants

The representations, warranties and, to the extent they have not been fully performed at or prior to the Time of Closing, the covenants of Purchaser set forth in this Agreement will survive the Closing for a period of 18 months from and after the Closing Date.

ARTICLE 4 — COVENANTS

The parties hereto covenant and agree as follows:

4.1                               Governmental Filings

As soon as practicable after the execution of this Agreement, Seller and Purchaser shall cooperate with each other and with their respective Affiliates and shall make any and all filings and submissions to any Governmental Authority which are required to be made in connection with the transactions contemplated hereby (including all notices, filings and submissions required for the transfer of or application for all necessary Permits and Forest Licenses).  Notwithstanding the foregoing, Purchaser (at Purchaser’s cost) shall be responsible for making all filings necessary to transfer and obtain all Permits and Forest Licenses necessary for the operation of the Purchased Businesses on and after the Closing Date.  Seller shall furnish to Purchaser and its Affiliates and Purchaser shall furnish to Seller and its Affiliates such information and assistance as the other parties may reasonably request in connection with the preparation of any such notices, filings or submissions.  Each party hereto agrees to give the other parties hereto prompt written notice of any notification that it receives from any Governmental Authority in connection with the transactions contemplated hereby.

4.2                               Expenses

The parties to this Agreement shall bear their own respective expenses incurred in connection with the preparation, execution and performance of this Agreement, including all fees and expenses of agents, representatives, counsel and accountants.  Purchaser shall bear the costs and expenses associated with (a) obtaining any surveys not already in the possession of Seller and any title insurance policies and endorsements, (b) any sales or use taxes, federal taxes and any other taxes or duties payable by either party as a result of the transactions contemplated hereby (excluding any gains taxes), (c) any recording costs or transfer taxes (including real property transfer or documentary stamp taxes) resulting or arising from the transactions contemplated herein, and (d) any fees, costs, legal fees or expenses required in connection with filings with Governmental Authorities, in each case relating to the Assets and the transactions contemplated hereby.

4.3                               Indemnification for Brokerage Commissions

(a)                                  Seller represents and warrants to Purchaser that there are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection herewith on account of Seller’s actions or the actions of any of its Affiliates.  Seller agrees to indemnify and save Purchaser harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of Seller, NPI or any of their respective Affiliates, and to bear the cost of any legal expenses incurred by Purchaser in defending against any such claim.

(b)                                 Purchaser represents and warrants to Seller that there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith on account of Purchaser’s actions or the actions of its Affiliates.  Purchaser agrees to indemnify and save Seller and its Affiliates harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of Purchaser or any of its Affiliates and to bear the cost of any legal expenses incurred by Seller or any of its Affiliates in defending against any such claim.

4.4                               Access to Records

After the Closing Date, Purchaser and Seller shall afford to each other and their respective representatives the opportunity, upon reasonable request, to examine and make copies of the books and records of the Purchased Businesses sold to Purchaser or of the books and records of the Purchased Businesses retained by Seller, as the case may be, relating to periods prior to the Time of Closing and to consult with their respective officers, employees, accountants and other representatives, in connection with any bona fide business purpose, including the preparation of tax and financial reports and the conducting of any audits or disputes with respect thereto, the administration of Seller’s Benefit Plans, the review of any materials, books, records or circumstances relating to such party’s ongoing obligations under this Agreement, the Ancillary Agreements, the Deeds and Assignments or the Instruments of Assumption.  Purchaser and Seller shall each maintain all such books and records and shall not destroy or dispose of any such books and records without the prior written consent of the other for a period of six years following the Closing Date.  Notwithstanding the foregoing, Purchaser or Seller may at any time notify the others that they desire to dispose of identified books and records, in which event the party receiving such notice may, at its own cost and expense, take delivery of some or all of such books and records, failing which the party giving such notice may dispose of such books and records without further liability to the other parties.

4.5                               Affiliation with Seller

Purchaser and its Affiliates shall not represent to any third party that Purchaser, its Affiliates or the Purchased Businesses are in any way affiliated or associated with, or owned or operated by, Seller or its Affiliates except to the extent required by or permitted under any of the Ancillary Agreements and Section 4.9.

4.6                               Further Assurances

Seller and Purchaser will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

4.7                               Mail and Money Received After Closing

(a)                                  On or after the Closing Date, Purchaser may receive and open all mail addressed to Seller, the Pulp Business or the Woodlands Business and, to the extent that such mail and the contents thereof relate to the Pulp Business, the Woodlands Business, the Assets or any of the Assumed Liabilities, deal with the contents thereof in its discretion.  Purchaser agrees to deliver or to cause to be delivered promptly to Seller all other mail (including any mail that relates to Retained Assets or Retained Liabilities) received which is addressed to Seller, the Pulp Business or the Woodlands Business.  In the event that Seller receives mail on or after the Closing Date addressed to Seller, the Pulp Business or the Woodlands Business that relates to the operations of the Pulp Business, the Woodlands Business or the Assets, Seller shall deliver or cause to be delivered promptly to Purchaser such mail.

(b)                                 If, at any time from and after the Closing, Seller receives any payment or other money comprising or relating to the Assets that Seller is not otherwise entitled to hereunder, Seller shall be deemed to be holding such funds in trust for Purchaser and shall promptly upon receipt of such funds deliver the same to Purchaser without deduction, set-off, counterclaim or offset.

4.8                               Delivery of Books and Records

Notwithstanding any provision of this Agreement to the contrary, Purchaser and Seller acknowledge and agree that any books and records constituting Assets which are not physically located at the Pictou Pulp Mill shall be delivered by Seller to Purchaser on the Closing Date or as soon as practicable thereafter, but in no event later than ten days thereafter.

4.9                               Use of Seller’s Trade Name

Purchaser shall be entitled to use existing sales literature, inventories, packaging, office supplies, and such other items bearing any of the trade names and trademarks of Seller which are included in the Assets for a period of nine months from and after the Closing Date.  Purchaser agrees to cease using or delete such trade names and trademarks from such items as soon as reasonably practicable after the Closing Date but in any event within such nine-month period.

ARTICLE 5 — EMPLOYMENT AND BENEFIT PLAN ARRANGEMENTS

5.1                               Employees

Purchaser shall, effective as of the Time of Closing:

(a)                                  employ on and after the Closing Date all of the Employees who are employed in the Pulp Business or the Woodlands Business who are not covered by a Collective Agreement on terms and conditions of employment (excluding any stock-based compensation) no less favourable in the aggregate than those in effect immediately prior to the Closing Date, provided that nothing herein shall guarantee continued employment to any particular Employee from and after the Closing Date or prevent the termination of employment of any Employee within such period; and

(b)                                 employ on and after the Closing Date all of the Employees who are employed by Seller in the Pulp Business or the Woodlands Business and who are covered by a Collective Agreement.

5.2                               Pension and Retirement Plans and Benefit Plans

(a)                                  Prior to the Time of Closing, Seller shall have (i) transferred from the Benefit Plans to other benefit plans of Seller any obligations, liabilities or funds relating to benefits for employees, inactive employees, former employees and retired employees of Seller in respect of the Terrace Bay, Ontario pulp mill or any other business or operation of Seller other than the Purchased Businesses (all of which shall be Retained Liabilities for all purposes of this Agreement), and (ii) amended the Benefit Plans to reflect any such transfer.

(b)                                 Effective as of the Time of Closing, Seller hereby assigns to Purchaser, and Purchaser hereby assumes from Seller, the Benefit Plans relating to the Employees of the Purchased Businesses and the Pension and Retirement Plans relating to Retired Employees and Former Employees of the Purchased Businesses.

(c)                                  Effective as of the Time of Closing, Purchaser shall execute and file with the appropriate Governmental Authorities an amendment to the Pension Plans which shall provide for Purchaser to become an administrator and sponsor of the Pension Plans.

(d)                                 Written confirmation of any and all regulatory approvals shall be forwarded by each party to the other forthwith upon receipt.

(e)                                  Seller shall provide to Purchaser such information in respect of Employees, Retired Employees and Former Employees of the Purchased Businesses as is reasonably required by Purchaser, as the case may be, or their respective agents to properly administer the Benefit Plans and that is in the possession or control of Seller, as the case may be.

ARTICLE 6 — CLOSING ARRANGEMENTS

6.1                               Closing

The sale and purchase of the Assets will be completed at the Time of Closing on the Closing Date at:

Stewart McKelvey Stirling Scales
Purdy’s Wharf Tower One
1959 Upper Water Street
Suite 900
Halifax, Nova Scotia  B3J 2X2
Canada

ARTICLE 7— GENERAL

7.1                               Time of the Essence

Time is of the essence of this Agreement.

7.2                               Public Announcements

Neither Seller nor Purchaser shall make any publicity release or announcement concerning this Agreement, or make any disclosure with respect to the consideration paid pursuant to this Agreement, or the transactions contemplated hereby without the prior written approval thereof by Purchaser or Seller, as the case may be, except as required by Applicable Law, in which case the party issuing the release or making such disclosure shall so advise the other party in writing in advance of such issuance or disclosure.

7.3                               Benefit of the Agreement

This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto.

7.4                               Third Party Beneficiaries

The provisions of this Agreement are solely for the benefit of the parties hereto and their respective Affiliates, successors and permitted assigns and shall not confer upon any third Person any remedy, claim, liability, reimbursement or other right in excess of those existing without reference to this Agreement.  Nothing in this Agreement shall obligate Seller or its Affiliates or Purchaser to assist any Employee, Retired Employee or Former Employee to enforce any rights such Employee, Retired Employee or Former Employee may have with respect to any of the Benefit Plans or other employment-related benefits referred to in this Agreement.

7.5                               Entire Agreement

This Agreement and the Ancillary Agreements referred to herein (including the Schedules hereto) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and cancel and supersede any prior understandings and agreements between the parties hereto with respect thereto.  There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement and the Ancillary Agreements.

7.6                               Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by each of the parties hereto.  No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

7.7                               Assignment

This Agreement may not be assigned by any party hereto without the written consent of the other parties hereto.

7.8                               Notices

Any demand, notice or other communication to be given in connection with this Agreement will be given in writing and will be given by personal delivery or by facsimile communication addressed to the recipient as follows:

(i)             to Seller:

Neenah Paper Company of Canada
3460 Preston Ridge Road, Suite 600
Alpharetta, Georgia  30005

Attention:                                         Steven S. Heinrichs

Senior Vice President, General Counsel and Secretary

Facsimile:                                            678-518-3283

(ii)          to Purchaser:

Northern Pulp Nova Scotia Corporation
260 Granton Abercrombie Branch Road
Abercrombie, Nova Scotia  B2H 5C6

or by mail to

Northern Pulp Nova Scotia Corporation
P.O. Box 549, Station Main
New Glasgow, Pictou County, Nova Scotia  B2H 5E8

Attention:                                         General Manager
Fax:                                                                           (902) 752-5404

in either case with a copy to:

Atlas Holdings, LLC
One Sound Shore Drive
Suite 302
Greenwich, Connecticut  06830

Attention:                                         Tim Fazio

Facsimile:                                            203-622-0151

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other.  Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by facsimile communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day if receipt of such facsimile communication is confirmed.

7.9                               Remedies Cumulative

The rights and remedies of the parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise.  No single or partial exercise by a party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that party may be entitled.

7.10                        Governing Law

This Agreement is governed by and will be construed in accordance with the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein.

7.11                        Attornment

For the purpose of all legal proceedings, this Agreement will be deemed to have been performed in the Province of Nova Scotia and the courts of the Province of Nova Scotia (and all courts competent to hear appeals therefrom) will have exclusive jurisdiction to entertain any action arising under this Agreement.  Seller and Purchaser each hereby attorns to the jurisdiction of the courts of the Province of Nova Scotia and all courts competent to hear appeals therefrom.

7.12                        Counterparts

This Agreement and any amendment, supplement, restatement or termination of any provision of this Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

[The next page is the signature page.]

IN WITNESS WHEREOF the parties have executed this Agreement.

AS SELLER	NEENAH PAPER COMPANY OF CANADA

Per:
Name:Sean Erwin
Title:President and Chief Executive Officer

AS PURCHASER	NORTHERN PULP NOVA SCOTIA CORPORATION

Per:
Name:Sean Erwin
Title:President and Chief Executive Officer

Signature page for Mill and Woodlands Asset Purchase Agreement